EXHIBIT 10.11
               Marketing Agreement dated February 1, 2001 between
         3 Media Consultants, Inc. and Electronic Control Security Inc.

                          EXCLUSIVE MARKETING AGREEMENT

      AGREEMENT, dated February 1, 2001, by and between 3 Media Consultants, Inc., 1203 Elizabeth Street, Suite 1, Punta Gorda, FL 33950 hereinafter referred to as the manufacturer (MFR), and ECSI International, Inc., 790 Bloomfield Avenue, Bldg, C-l, Clifton, NJ 07012, hereinafter referred to as the marketer
(MKTR) shall be as follows:

A. PURPOSE - This Agreement is deigned to develop and sustain a satisfactory volume of sales for the MFR's products in the territory to be covered by the MKTR's solicitation and sales.

B. PRODUCTS - The products, equipment and services to be covered by this Agreement shall consist of those listed and detailed in the MFR's "List of Products and Services" to be attached to and become part of this Agreement.

1. It is agreed between the parties that the MFR shall own any and all rights in and to the poducts, services, ideas and materials covered by this Agreement. This Agreement may include any new products and services added by the MFR during the term of the contract that do not conflict with prior Agreements contracted by the MKTR. The MFR reserves the right to discontinue manufacturing and/or selling any of the products and services detailed in the attached "List of Products and Services." Notice of discontinuation of any product or service shall be made, in writing, by the MFR to the MKTR 90 days prior to such action.

2. MFR shall not restrict the number of other accounts or lines handled by the MKTR, so long as the items carried are not competitive, either directly or indirectly with the "List of Products or Services" covered by this Agreement. MKTR shall not sell or promote products that are directly in conflict or competitive with the MFR's products without prior approval, in writing, by the MFR.

3. MFR shall assume all responsibility for infringement and violation of patent rights of third parties and for any violations of regulations governing the manufacture or sale of MFR's products. MFR shall detail and itemize in the attached list designated as "Servicing Requirement" any and all responsibilities and obligations over and above those noted in this Agreement un the part of the MFR in servicing the products covered by this Agreement.

C. TERMS OF CONTRACT

1. This Agreement shall remain in force for Three (3) years from November 1, 2001, but may be terminated prior to the anniversary date, for cause by either MFR or MKTR, upon 30 days written notice. Full commission shall be paid on all orders accepted directly by MFR in MFR's backlog as of the date of termination.

2. Quotas shall be determined at the beginning of each year and shall be subject to review and revision sixty (60) days prior to the expiration of each anniversary date.

3. This Agreement shall automatically renew itself, for Two (2) year periods, upon the same terms and conditions set forth. See attached "Sales and Quotas" designated on Schedule "A".

D TERRITORY

1. MFR grants to MKTR to sell any and all purchasers, on an exclusive basis, unless specifically excluded, as stated in the attached list of "Sales Restrictions" in the territory designated on Schedule "A."

2. MPR grants to MKTR the right to specify through architects and engineers, on an exclusive basis, within the territory in D-l above, those specifically named and listed products on projects constructed outside the designated and detailed territory.

3. MKTR is prohibited from making sales to competitive manufacturers or suppliers or their branches or representatives without prior approval, in writing, by the MFR.

4. In return for this exclusive marketing agreement MKTR agrees to Nuance $50,000 of the development cost of the ARIS product line.

E. FIXED PRICE SCHEDULE:

1. MKTR shall pay MFR a fixed price mutually agreed to, on the net amount of all orders accepted by the MFR during the term of this Agreement. The fixed price shall be completely detailed and attached lo this Agreement, designated as the "Fixed Price Schedule."

2. Payment shall be computed on the net amount of MFR's invoice to MKTR.

3. All payments shall be made monthly, no later than the 15th of the month following the month in which invoice has been received by the MKTR.

F. PRICES, SALES, TERMS AND WARRANTIES;

1. AU prices, allowances, discounts, specifications and procedures governing the sale of MFR's products shall be under the terms and conditions outlined on MKTR's General Conditions of Sale, attached.

2 MKTR shall have exclusive and complete control of credit approval or rejection. MFR shall assist and cooperate with the MKTR in obtaining and maintaining necessary credit information but shall not assume or share responsibility thereof, except for defective product returned to MFR on unpaid invoices.

3. MFR assumes all responsibility for the quality and performance of the products manufactured and shall assume all expenses related to the exchange or return of substandard of defective merchandise.

G. COLLECTIONS

1. MKTR SHALL ASSUME FULL responsibility for all collections, from delinquent accounts. The MKTR shall not offer any discounts, allowances or adjustments to accounts or approve the return of any merchandise without specific prior approval in writing by MFK. All expenses for collections, for including legal fees, shall be borne exclusively by the MKTR.

2. Attorney's fees, legal costs and expenses and other unusual collections costs shall be the MKTR's responsibility. The MFR assumes no responsibility for such collection costs except for the merchandise returned for credit on unpaid portions of the invoice.

H. ADVERTISING AND SALES PROMOTIONS

1. MFR shall provide, without cost to the MKTR, ample supplies of appropriate advertising literature, samples, display materials and product engineering data to encourage, assist and facilitate the sale of MFR's products. MKTR shall endeavor to effectively and judiciously utilize, distribute and display the advertising and selling aid developed with the technical input by the MFR.

2. MFR shall make available to MKTR lists of prospective purchasers, wherever and whenever possible.

3. MKTR shall attend at his own expense such meetings, conventions and trade shows within his territory as deemed appropriate and necessary by MKTR to promote and enhance the sale of the MFR's products.

4. No costs or expenses may be incurred by the MKTR that are chargeable in any way to the MFR without prior MFR' s approval.

I. CUSTOMERS' INQUIRIES AND CORRESPONDENCE

1. MFR shall forward the original or an exact copy of all inquiries that originate from MVK to MKTR together with an exact copy of MFR's response. Correspondence with prospects and customers shall include information giving the name and mailing address of MKTR.

J. ORDERS

1. All orders and contracts submitted by the MKTR shall be subject to final acceptance or rejection by the MFR. MKTR shall not be entitled to a profit for orders so rejected or cancelled. MKTR is not authorized to bind MFR to a contract or order without prior approval in writing.

2. MKTR agrees to do his utmost an apply zeal, effort and determination to obtain and maintain a satisfactory volume of sales of MFR's products. MKTR further agrees not to enter any collusive arrangement or understanding of any kind, or to arrange for the sharing or pooling of commissions with competitors or their representative of any other person, firm or corporation without the MFR's written permission.

3. Any deviation form MFR's instructions on orders and sales policies that cannot be corrected shall, at the option of the MFR, be considered a breach of this Agreement, and shall be adequate grounds for immediate termination of this Agreement.

4. MFR assumes no liability and shall not be held responsible for delays in shipping orders caused by accidents, strikes, or any cause beyond MFR's control.

5. It is agreed that the MKTR shall not obtain compensation for unshipped or unfilled orders that are being processed at the time MKTR assumes his duties MFR shall submit a written list of uch unshipped and unfilled orders for which exemption is claimed.

K. EXPENSES

1. MKTR shall be solely responsible for all expenses incurred for the operations of its office and sales activities including, but not limited to, office and warehouse rent, salaries and commissions of office help and salespeople in his employ, licenses, taxes, insurance, automotive costs, transportation and living expenses. MKTR shall maintain full liability insurance on automotive and other transportation equipment utilized, to protect the MFR Crum responsibility or liability as a result of accidents.

2. MFR shall be solely responsible for the payment of expenses incurred for producing, packaging, shipping and where obligated, installing the products sold by the MKTR.

L. ARBITRATION OF DISPUTES

1. Both MFR and MKTR are agreed that a spirit of cooperation, confidence and respect for each other are of utmost importance in carrying on a mutually satisfactory relationship. When disputes do arise as a result of a misunderstanding or breach of duties, every effort shall be made to arrange fair, practical and speedy adjustment of the differences.

2. MFR and MKTR are in agreement that disputes which cannot be reconciled amicably between the parties shall, upon written request of wither party, become a matter for arbitration. Such arbitration shall be in accordance with arbitration rules and procedures which are mutually agreeable; failing such agreement, said arbitration

5. It is agreed that the MKTR shall not obtain compensation for unshipped or unfilled orders that are being processed at the time MKTR assumes his duties MFR shall submit a written list of such unshipped and unfilled orders for which exemption is claimed.

M. ASSIGNMENT OF CONTRACT AND SUB-MARKETER'S REPRESENTATIVES

1. This Agreement is not subject to assignment or delegation without prior consent in writing by the MFR.

2. MFK shall not restrict the appointment of desirable and effective sub-MKTR's Representatives by MKTR in a territory.

3. MKTR assumes all responsibility for the expense and commission of the sub-MKTR's Representatives and guarantees that all sub-MKTR's Representatives will be subordinate to the

MKTR and thereby subject to the standards, restrictions and regulations that apply to the MKTR under the terms of this Agreement.

N. TERMINATION

1. MFR shall honor those orders and contracts submitted by the MKTR and accepted by the MFR within 90 days after termination to complete all open projects, MFR shall complete all MKTR orders and contracts that have been submitted by the MKTR and accepted by the MFR prior to the effective termination date of this Agreement and shipped within six months after the termination date.

2. All samples, brochures, confidential material, trademarks, patents, drawings, technical sales aids and any other material submitted by the MFR to the MKTR are the property of the MFR. Upon termination of this Agreement, MKTR shall, within two weeks, gather and pack all such material in his possession for the return shipment, in accordance with MFR's instructions.

O. INDEPENDENT CONTRACTOR - MFR and MKTR agree that their relationship is that of Independent Contractor, and not as employer and employee.

P. NOTICES - All notices in connection with this Agreement shall be given by the parties by addressing the notices to the other party at the address set forth below (or such address as may be changed by written notice) and by depositing such notice, certified mail, return receipt requested, postage prepaid, in the United States mail, or by sending them next day and shall be conclusively deemed to have been given on the date of mailing. The addresses of the parties, until further valid notices are;

            MFR:   Alan Meis, c/o 3Media Consultants, Inc,
                   1205 Elizabeth Street, Suite I
                   Punta Gorda, FL 33950

            MTKR:  Arthur Birch c/o ECSI International, Inc.
                   790 Bloomfield Avenue, Bldg C-l
                   Clifton, NJ 07013

Q. SUMMARY

1. The terms of this Agreement shall supersede and cancel any and all previous understandings, contracts and agreements, oral or written, that were if effect between the parties.

2. Both MFR and MKTR have approved and appended as part of this Agreement, supplementary information covering the following:

a) List of Products and Services
b) Servicing Requirements
c) Quotas

d) Sales Restrictions
e)  Compensation Schedule

3. Any additional terms and conditions which both MFR and MKTR, in their mutual interest, deem desirable, shall be attached hereto and shall be embodied as part of this Agreement.

4. Both MFR and MKTR shall reserve the right to terminate this Agreement should the other party to this agreement become involved in bankruptcy, receivership, or any insolvency proceedings.

5. The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition, nor shall they forfeit any rights to future enforcement during the term of this Agreement.

6. This Agreement incorporates the entire understanding of the parties and it may not be changed, superseded or amended except in writing, signed by both parties hereto.

7. This Agreement shall be binding upon the parties hereto, their successors and assignees.

      IN WITNESS THEREOF: MFR has affixed its seal and has authorized a duly constituted individual or officer to sign this Agreement. MKTR has approved by signature and seal the terms of this Agreement.

(seal)                                  MEDIA CONSULTANTS. INC.

                                        By: Alan Meis              2/13/02
                                            ------------------------------------
                                               Alan Meis
                                        Title: President


(seal)                                  ECSI INTERNATIONAL, INC.
                                        By: Arthur Birch             2/102
                                            ------------------------------------
                                               Arthur Birch
                                        Title: President

                                  SCHEDULE "A"
                                Sales and Quotas

List of Product and Services

ARIS Fixed Wing Series

ARIS Helicopter Series

a)    Servicing Requirements

b)    Quotas to be determined

2002

2003

2004

c)    Sales Restrictions - None

      Territory: World Wide

d)    Compensation Schedule

      The commission schedule is based upon standard products sold directly by MFR at Distributor Net Prices.

Custom items will be treated on an individual job basis.

                                   EXHIBIT "B"

Fixed Price Schedule

MFR's General Conditions of Sale

                                   EXHIBIT "C"

Fixed Price Schedule:

An absolute firm, fixed price can not be determined until completion of the first operational and fully tested model. However, the final cost will not exceed $125,000 with the basic operational components and capabilities:

> Optional DC Motor or Gasoline engine operation.

> Totally autonomous flight capability: predicated on GPS positioning and onboard micro-processor control.

> Complete Remote Over-Ride Control via VHP link.

> Complete micro-wave video downlink with real-time video display.

> On-Board video with low light camera, zoom lens, pan & tilt capability.

MFR's General Condition of Sale:

During the initial stage of the project (anticipated 1Y year) adequate cash flow will be necessary to sustain manufacturing and testing of the vehicles. Therefore, requested payment terms are:

25% advancement payment with order.
25% progress payment at 45 days (1/2 completion time).
500/0o balance due 30 days after delivery of system.

After the first year, and with reasonable sales volume, we intend to reduce the pre-payment requirements as follows:

25% advancement payment with order,
75% balance due 30 days after delivery of system.